Exhibit 10.28

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT, effective as of February 10, 2004 (“Agreement”), is made between LeapFrog Enterprises, Inc., a Delaware corporation (the “Company”), and Jerome Perez (“Employee”).

AGREEMENT:

NOW, THEREFORE, in consideration of the mutual promises and subject to the terms and conditions set forth herein, the parties hereto agree as follows:

SECTION 1. EMPLOYMENT.

1.1 Position, Duties, Responsibilities, Authority. The Company hereby employs Employee as President, LeapFrog Enterprises, Inc., on the terms and conditions hereinafter set forth. In such capacity, Employee shall have such duties and authority as are customary for, and commensurate with such position. Employee shall, to the best of Employee’s ability, carry out such responsibilities and duties in an efficient, trustworthy, ethical, effective and businesslike manner. Employee’s performance of services under this Agreement shall be rendered in the San Francisco Bay Area, or at any other location or locations as Employee and the Company’s Board of Directors (the “Board”) shall mutually agree from time to time. Employee shall perform Employee’s responsibilities hereunder for the Company and/or such affiliates of the Company as the Company’s Chief Executive Officer (the “CEO”) may designate from time to time.

1.2 Exclusive Employment. While Employee is employed with the Company, Employee shall devote Employee’s full business time to Employee’s duties and responsibilities set forth in this Section 1. Without limiting the generality of the foregoing, Employee shall not, without the prior written approval of the Board, render services of a business, professional or commercial nature to any other person, firm or corporation, whether for compensation or otherwise, except that Employee may engage in civic, philanthropic and community service activities so long as such activities do not interfere with Employee’s ability to comply with this Agreement and are not otherwise in conflict with the policies or interests of the Company.

SECTION 2. COMPENSATION AND OTHER BENEFITS.

In consideration of Employee’s employment, and except as otherwise provided herein, Employee shall receive from the Company the compensation and benefits described in this Section 2. Except as otherwise specified in this Agreement, the compensation and employee benefits payable to Employee pursuant to this Agreement may be changed only by the written agreement of the parties. Employee authorizes the Company to deduct and withhold from all compensation to be paid to Employee any and all sums required to be deducted or withheld by the Company pursuant to the provisions of any federal, state, or local law, regulation, ruling, or ordinance, including, but not limited to, income tax withholding and payroll taxes.

2.1 Base Compensation. While Employee is employed with the Company, the Company shall pay to Employee, and Employee shall be entitled to receive from the Company, as a fixed salary for the full time employment referred to in Section 1 hereof, compensation (“Base Compensation”) at the rate of Twenty Nine Thousand One Hundred and Sixty Six Dollars and 67/100 ($29,166.67) per calendar month (a rate equivalent to $350,000 per annum), less standard payroll deductions and tax withholdings. Said Base Compensation shall be payable in intervals not less than twice a month in accordance with Company payment policy for executives in effect from time to time. Employee’s Base Compensation will be subject to adjustment from time to time as determined by the Board.

2.2 Stock Options. Within forty-five (45) days following the effective date of this Agreement, the Company shall grant Employee an option to purchase 400,000 shares of the Company’s common stock (the “Option”), pursuant to the terms of the Company’s 2002 Equity Incentive Plan (the “Plan”). The Option shall vest over a four year period, with 1/48th of the option vesting monthly for Forty Eight (48) months, commencing on the Employee’s first day of employment with the Company (the “Employment Date”). The Option shall be subject to the terms and conditions of the Plan and the corresponding stock option grant notice and stock option agreement; provided, however, that in the event of any conflict between any provision of the Plan, the stock option agreement and this Agreement relating to the Option, the provisions of this Agreement shall govern. In addition to being granted the Option, Employee shall be entitled to participate in any other stock option, stock incentive or similar plans as are available from time to time to other management personnel at the Company.

2.3 Bonuses.

2.3.1 Incentive Bonuses. Employee is eligible to receive an annual discretionary bonus of up to 80% of Employee’s then current annual Base Compensation (the “Bonus”), based on the Company’s performance and Employee’s achievement of performance objectives established in writing by the CEO in consultation with Employee, which achievement will be determined by the Board in its sole good faith discretion. In calendar year 2004 only, Employee shall receive a guaranteed bonus equal to 80% of Employee’s then current annual Base Compensation, so long as Employee is an active employee of the Company as of December 31, 2004. Except as provided in Section 3.2 below, if Employee is not employed as of December 31 of the Bonus year, he will not have earned the Bonus, or any pro-rata portion of the Bonus for that year. Payment of any Bonus shall be subject to standard payroll deductions and tax withholdings. If the Company adopts a bonus plan under which Employee is eligible to participate, and the total amount of the annual bonus opportunity under the new bonus plan is not less than the amount of the annual bonus opportunity under this Section 2.3 and the criteria for receipt of the bonus under the new bonus plan are reasonable as compared to those previously established pursuant to this Section 2.3, Employee shall participate in the new plan and shall no longer be eligible to receive any Bonus under this Section 2.3.

2.3.2 Signing Bonus. Employee shall receive a one-time signing bonus of Fifty Thousand Dollars ($50,000), less standard payroll deductions and tax withholdings, payable to Employee on the first paycheck issued after the Employment Date. If Employee voluntarily resigns his employment within two (2) years after the Employment Date, other than for Good Reason (as defined in Section 3.2 below), Employee shall repay to the Company the full signing bonus amount of Fifty Thousand Dollars ($50,000) on or before the last day of Employee’s employment with the Company (the “Separation Date”). Employee hereby agrees that, if any such signing bonus repayment amount due is not repaid in full by the Separation Date, the Company may deduct the amount due from any expense reimbursements, severance or Consulting Fees owed to Employee.

2.4 Other Benefits. Employee shall be entitled to standard Company employee benefits for senior management, including group medical and dental insurance coverage for Employee, Employee’s spouse and dependent children, disability insurance coverage, and sick leave, pursuant to the Company’s benefits plans, policies and guidelines, including but not limited to contribution requirements for dependent coverage, as approved by the Board from time to time. In addition, Employee shall be entitled to receive:

(i) Car Allowance. Automobile allowance of $650 per month, less standard payroll deductions and tax withholdings.

(ii) Vacation. Four (4) weeks of paid vacation time per calendar year, accrued in equal semi-monthly increments of 6.67 hours, with the total accrued and unused vacation balance (including accrued vacation carried over from previous years) capped at seven (7) weeks. Vacation accrual will cease when the maximum seven (7) week vacation balance is reached and will resume when the balance falls below the maximum amount.

(iii) Life Insurance. The Company shall contribute up to five thousand dollars ($5,000) each year during Employee’s employment for the cost of premiums to obtain and maintain during the period of Employee’s employment one or more policies of term life insurance providing an aggregate benefit in the amount of $1,000,000. Employee shall have the right to designate the beneficiary or beneficiaries of the benefit payable upon death pursuant to such policy or policies and may transfer ownership of such policy or policies to any life insurance trust, family trust or other trust.

(iv) Moving and Temporary Living Expenses. Reimbursement of reasonable expenses associated with moving Employee’s primary residence from New York to the San Francisco Bay Area, including but not limited to shipment of household goods from the New York residence to the Bay Area residence using the Company’s standard carrier and the following expenses associated with the sale of Employee’s New York residence and the purchase of Employee’s Bay Area residence: customary real estate commission, reasonable attorney fees and/or escrow agent fees, notary and acknowledgement fees, excise stamps, tax certificates, conveyance fees, recording fees, costs of required surveys and inspections, state and local real estate transfer taxes, title insurance, title search, mortgage application costs for up to two lending institutions, appraisal fees, credit report, recording of mortgage and deed; and an amount sufficient to gross-up Employee’s tax on the reimbursement amount. In addition, the Company will reimburse Employee for the following temporary living expenses during his first six months of employment with the Company: (a) reasonable coach airfare for one round-trip ticket per week to New York; (b) reasonable coach airfare for round trip tickets for Employee’s spouse and children to make two visits from New York to the Bay Area (c) lodging at Woodfin Suites; and (d) reasonable car rental expenses.

(v) Mortgage Interest Payments. Upon Employee’s purchase of a residence in the Bay Area, the Company shall pay Employee a monthly reimbursement equal to the Mortgage Interest Payments (as hereinafter defined) until the Company’s obligation to make such payment terminates as provided below. As used herein, the term “Mortgage Interest Payments” shall mean the lower of: (a) the sum of (1) Employee’s monthly interest portion of the mortgage payments on the portion of the Stipulated Mortgage Amount (as defined below) over $1,100,000, plus an amount sufficient to gross-up Employee’s tax on such reimbursement amount, plus (2) that amount which would be Employee’s monthly interest portion of the first $1,100,000 of the Stipulated Mortgage Amount after offsetting the value of any tax deduction that Employee would receive for such interest payments, and (b) the amounts resulting from the calculation in clause (a) above assuming that the Employee’s mortgage is an Approved Mortgage (as defined below). The Mortgage Interest Payments shall continue until and then terminate on the earliest to occur of (A) Employee no longer being employed by the Company, or (B) Employee no longer making payments on a mortgage on his primary residence in the Bay Area, or (C) five (5) years after the Employee purchases a residence in the Bay Area. If Employee refinances and/or sells one California residence and purchases another in California, the amount of the Mortgage Interest Payments shall not be recalculated, but shall continue unaffected by such transaction.

As used herein, the following terms shall have the following meanings:

“Stipulated Mortgage Amount” shall mean a mortgage principal amount equal to the difference between the Purchase Price and the Net Sales Proceeds;

“Purchase Price” shall mean the lesser of (a) the purchase price of Employee’s Bay Area residence or (b) Two Million Five Hundred Thousand Dollars ($2,500,000);

“Net Sales Proceeds” shall mean the greater of (a) the net sales proceeds from the sale of Employee’s New York Residence or (b) Five Hundred Thousand Dollars ($500,000); and

“Approved Mortgage” means a mortgage loan in a principal amount not to exceed $2,000,000, with an interest rate equal to the lowest of (a) the actual interest rate under Employee’s mortgage and (b) 7% per annum.

SECTION 3. EMPLOYMENT TERM AND TERMINATION.

3.1 Term and Termination. Employee’s employment with Company is for unspecified duration and constitutes at-will employment within the meaning of California Labor Code Section 2922. Accordingly, the employment relationship may be terminated at any time with or without Cause or Good Reason, by Company or by Employee, immediately upon delivery of written notice. Except as otherwise specifically provided in Section 3.2 below, upon termination of employment, Employee shall not be entitled to receive any compensation or benefits other than Base Compensation and accrued and unused vacation earned through the Separation Date.

3.2 Compensation and Benefits Upon Termination. In the event Employee’s employment terminates for any reason, the Company shall pay to Employee: (1) all of his accrued and unused vacation and unpaid Base Compensation earned through the Separation Date, and (2) any bonus earned but unpaid as of the Separation Date (i.e., in the event that Employee has worked through December 31 of the previous year and earned a bonus, but such bonus has not been paid as of the Separation Date). If the Company terminates Employee’s employment for any reason other than his death, disability, or Cause, or Employee voluntarily resigns without Good Reason, and Employee provides the Company with the Release described below, Employee shall be entitled to receive the following severance benefits (collectively, the “Severance Benefits”):

(i) Within First Year. If the Separation Date occurs within one (1) year after the Employment Date and Employee has not received Option acceleration pursuant to Section 4 below, the Option shall accelerate vesting such that a total of 100,000 shares subject to the Option shall be fully exercisable as of the Separation Date. The remaining 300,000 unvested shares subject to the Option shall cease vesting and shall terminate as of the Separation Date.

(ii) After First Year. If the Separation Date occurs more than one (1) year after the Employment Date and Employee has not received Option acceleration pursuant to Section 4 below, one-half (1/2) of the shares subject to the Option that have not otherwise vested as of the Separation Date shall accelerate vesting and become fully exercisable as of the Separation Date. The remaining unvested shares subject to the Option shall cease vesting and shall terminate as of the Separation Date.

(iii) Three Year Post-Employment Consulting. If the Separation Date occurs within the first three (3) years after the Employment Date, Employee shall immediately commence a consulting relationship with the Company under the terms set forth in this section (the “Consultancy”).

a. Consulting Period. The consulting relationship shall continue until the third anniversary of the Separation Date (the “Consulting Period”), unless Employee provides any services or assistance in any capacity to a Competitive Business (as defined below), in which event the consulting relationship shall immediately terminate (“Early Termination”), the Company shall have no continuing obligation to pay any Consulting Fees, and Employee shall have no further obligation to provide consulting services. Nothing in this subsection 3.2(iii)(a) shall restrict Employee from engaging in a Competitive Business at any time after the Separation Date. The parties acknowledge and agree that this Agreement does not contain a covenant not to compete, nor any form of unlawful restraint against trade, and the parties covenant that they shall not challenge the enforceability of the Consultancy on the basis that it contains any covenant not to compete or any form of unlawful restraint against trade. In the event that, notwithstanding the provisions of the previous sentence, a court of competent jurisdiction or an arbitrator determines that the Early Termination provision or the Consultancy is unenforceable or invalid in whole or in part, the parties agree that the Company shall bear the risk thereof and that, regardless of whether or not Employee provides services or assistance to a Competitive Business, so long as Employee abides by the other provisions under this Section 3.2(iii), the Company shall pay the Consulting Fees to Employee during the Consulting Period.

b. Consulting Services. Employee shall provide consulting services to the Company in any area of his expertise upon request by the Company. Employee shall provide the consulting services off-site at a location of his choosing. Employee shall make himself available to perform such consulting services throughout the Consulting Period, at reasonable times, for a minimum of ten (10) hours per month, provided that the Company shall not require consulting services to be performed at a time or in a manner that would unreasonably interfere with Employee’s ability to engage in any employment, consulting or work relationship other than his consulting work for the Company (“Other Work Activity”). As part of his consulting services, Employee shall, within the first forty-five (45) days of the Consulting Period, provide the Company with a report providing briefing information, as reasonably requested by the Company, on Company operations and activities (in which Employee had personal involvement or about which he had personal knowledge) pending as of the Separation Date.

c. Consulting Fees. The Company shall pay Employee a monthly consulting fee equal to forty three thousand seven hundred fifty dollars ($43,750) (the “Consulting Fees”). If, after twenty-four (24) months after the Separation Date, Employee engages in Other Work Activity, and the relationship is not with a Competitive Business, the consulting relationship with the Company shall continue but the Company shall, effective with payments with respect to the twenty-fifth (25th) month and thereafter, reduce the Consulting Fees by the gross amount of monetary compensation earned by Employee from the Other Work Activity. Employee hereby agrees to promptly notify the Company in writing if he engages in any Other Work Activity during the Consulting Period, and to provide documentation of such gross amount of monetary compensation earned thereby.

d. Taxes and Withholding. The Company will not withhold from the Consulting Fees any amount for taxes, social security or other payroll deductions. Employee acknowledges that he will be solely responsible for, and will file, on a timely basis, all tax returns and payments required to be filed with, or made to, any tax authority with respect to the performance of services and receipt of Consulting Fees.

e. Expense Reimbursement. Pursuant to its regular business practice, the Company will reimburse Employee for all reasonable business expenses incurred during the Consulting Period.

f. Ownership of Work Product. Employee hereby assigns to the Company all right, title and interest in and to any work product created by Employee, or to which Employee contributes, pursuant to the Consultancy (the “Work Product”), including all copyrights, trademarks and other intellectual property rights contained therein. Employee agrees to execute, at the Company’s request and expense, all documents and other instruments necessary or desirable to confirm such assignment, including without limitation, a copyright assignment in the form required by the Company (“Assignment of Copyright”). In the event that Employee does not, for any reason, execute such documents within a reasonable time after the Company’s request, Employee hereby irrevocably appoints the Company as his attorney-in-fact for the purpose of executing such documents on his behalf, which appointment is coupled with an interest.

g. Artist’s and Moral Rights. If Employee has any rights, including without limitation “artist’s rights” or “moral rights,” in the Work Product that cannot be assigned, Employee agrees to waive enforcement worldwide of such rights against the Company. In the event that Employee has any such rights that cannot be assigned or waived, Employee hereby grants to the Company an exclusive, royalty-free, worldwide, irrevocable, perpetual license to use, reproduce, distribute, create derivative works of, publicly perform and publicly display the Work Product in any medium or format, whether now known or later developed.

h. Representations and Warranties. Employee represents and warrants that: (a) he has the right and unrestricted ability to assign the Work Product to the Company as set forth above, and (b) he will not create Work Product, which he knows or reasonably should have known (without being required to make an independent investigation), infringes upon any copyright, patent, trademark, right of publicity or privacy, or any other proprietary right of any person, whether contractual, statutory or common law. Employee agrees to indemnify the Company from any and all damages, costs, claims, expenses or other liability (including reasonable attorneys’ fees) arising from or relating to the breach by Employee of the representations and warranties set forth in this section.

i. Independent Contractor Relationship. During the Consulting Period, Employee’s relationship with the Company will be that of an independent contractor, and nothing in the Consultancy is intended to, or should be construed to, create a partnership, agency, joint venture or employment relationship. Employee will not be entitled during the Consulting Period to any of the benefits that the Company may make available to its employees, including, but not limited to, life insurance, profit-sharing or retirement benefits. Employee shall, however, remain eligible to receive termination benefits pursuant to this Section 3.2. Employee shall not be authorized during the Consulting Period to make any representation, contract or commitment on behalf of the Company unless specifically requested or authorized in writing to do so by the CEO.

j. Competitive Business. For purposes of this Agreement, Competitive Business means Mattel, Inc., Fisher-Price, Inc., Hasbro, Inc. or any of their affiliates, or any other entity that engages in the development, marketing or sale of educational learning products or educational toys, arts and crafts, baby gear (e.g. high chairs, car seats, etc., a category known in the retail industry as “juvenile products”), or infant or toddler toys.

(iv) Loss Reimbursement. If the Separation Date occurs within the first three (3) years after the Employment Date, and within twelve (12) months after the Separation Date Employee sells his Bay Area residence in a bona fide sale to an unaffiliated third party (the “Sale”) for a price (the “Sale Price”) which is less than the Purchase Price (as defined in Section

2.4(v) above), the Company shall reimburse Employee the lesser of (a) $750,000 or (b) the sum of (i) the amount of Employee’s principal investment in the Bay Area residence that Employee loses in connection with the Sale plus (ii) the amount, if any, paid by Employee to the mortgagor upon the Sale in excess of the Sale Price (such lesser amount being defined as the “Loss Reimbursement”), if Employee has made best efforts to maintain the Bay Area residence and optimize the Sale Price. The amount of the Loss Reimbursement shall be reduced by the amount of any insurance proceeds received by Employee for damage to the Bay Area residence and not applied to the repair of such damage.

If Employee elects to sell the Bay Area residence within the time frame specified above and receives an unaffiliated third party offer to purchase the Bay Area residence which would entitle Employee to the Loss Reimbursement under this Section, and which unaffiliated third party offer Employee would otherwise accept (the “Third Party Offer”), the Company shall have the right of first refusal to match the Third Party Offer and acquire the Bay Area residence on the same terms and conditions of the Third Party Offer, including but not limited to the price, date for close of escrow, and the terms of the purchase and sale agreement (if Employee has negotiated a purchase and sale agreement with the party making the Third Party Offer). On receipt of a Third Party Offer, Employee shall deliver to the Company a copy of the Third Party Offer with a written statement signed by Employee that Employee intends to accept such offer. The Company shall have three (3) business days after the date of delivery of such written statement to deliver written notice to Employee of the Company’s election to purchase the Bay Area residence on the same terms and conditions contained in the Third Party Offer, and upon receipt of such notice Employee shall be obligated to sell, and Company shall be obligated to purchase, the Bay Area residence on the same terms and conditions contained in the Third Party Offer. Failure by the Company to deliver such notice to Employee within the required time period, or delivery of a notice stating that the Company declines to purchase the Bay Area residence, shall constitute a refusal (“Refusal”). Upon Refusal, Employee shall be free to convey the Bay Area residence to the party making the Third Party Offer.

(v) Two Year Post-Employment Consulting. If the Separation Date occurs more than three (3) years after the Employment Date, Employee shall immediately commence the Consultancy under the terms set forth in Section 3.2(iii) above, except that the Consulting Period shall continue for twenty-four (24) months (rather than three (3) years) after the Separation Date, unless Employee provides any services or assistance in any capacity to a Competitive Business (as defined above), in which event the consulting relationship shall immediately terminate and the Company shall have no continuing obligation to pay any Consulting Fees.

(vi) Pro Rata Bonus. Employee shall receive a pro rata portion of any bonus that Employee would, but for the termination, otherwise have been entitled to receive in the year of the Separation Date, subject to required payroll deductions and withholdings, as and when otherwise payable under this Agreement or any bonus plan. For purpose of further clarification of this section 3.2(vi), to the extent that the earning of such bonus is based on Employee achievement of objectives and/or Company performance during a certain bonus period (the “Bonus Period”), Employee’s right to receive a bonus pursuant to this Section shall be based on the results from the entire Bonus Period, and Employee shall be entitled to receive a pro-rata portion of such bonus based on the percentage of the Bonus Period during which the Employee was employed.

(vii) Health Reimbursements. If Employee timely elects to continue his Company-provided group health insurance coverage pursuant to federal COBRA law and, if applicable, state insurance laws, during the period that Employee performs consulting services for the Company as set forth in this Agreement, the Company shall reimburse Employee for the cost of Employee’s COBRA premiums for him and his dependents (if applicable) to continue health insurance coverage at the same level of coverage for him and his dependents (if applicable) in effect as of the Separation Date and, when Employee is no longer eligible for continued coverage under COBRA or applicable state insurance laws, the Company shall reimburse employee for the cost of premiums for him and his dependents (if applicable) for an individual policy to continue health insurance coverage at the same level of coverage for him and his dependents (if applicable) in effect as of the Separation Date. Employee’s entitlement to such reimbursement shall cease upon the earlier of: (a) the date Employee becomes eligible for group health insurance coverage with a subsequent employer or (b) the date Employee’s consulting relationship with the Company pursuant to this Agreement ends. Employee shall notify the Company’s vice president of Human Resources in writing immediately upon becoming eligible for health insurance coverage with a subsequent employer.

As a condition of receipt of the Severance Benefits, Employee shall: (a) prior to his receipt of any of the Severance Benefits, provide the Company with an effective general release of known and unknown claims against the Company and its officers, directors, employees, shareholders, parents, subsidiaries, successors, agents, and affiliates, in a form reasonably required by the Company and consistent with the terms of this Agreement (the “Release”), and (b) at any time during which he is receiving Severance Benefits (including Consulting Fees pursuant to a consulting relationship) (the “Severance Period”), respond fully in writing to any Company inquiry regarding his Other Work Activities, subject, however, to any duties of confidentiality that Employee has to any third parties with respect to such Other Work Activities.

In no event will Employee vest in any stock options or other similar rights, other than as described in Sections 3.2 (i) and (ii), during the Severance Period.

3.3 Definitions. For purposes of this Agreement, the following definitions shall apply:

3.3.1 Disability. The term “disability” shall mean a physical or mental disability that renders Employee unable to perform one or more of the essential functions of his job, as determined by the Board, for a period of 120 consecutive days or more than 180 days in any consecutive 12-month period.

3.3.2 Cause. The term “Cause” shall mean (i) Employee’s commission of any of fraud, embezzlement or misappropriation involving the Company; (ii) Employee’s conviction of or enter of a plea of guilty or no contest to any felony involving moral turpitude or dishonesty; (iii) Employee’s action, or failure to commit an act, involving the Company which amounts to willful misconduct, wanton misconduct, gross negligence or a breach of this Agreement, and which is materially and demonstrably harmful to the Company; or (iv) Employee’s willful failure to perform his responsibilities and duties to the Company following receipt of written notice from the Company which specifically describes past instances of such willful failure (other than any such failure resulting from his incapacity due to disability). With respect to a termination for Cause arising out of conduct described in clauses (i), (iii) or (iv) of this paragraph, a termination shall not be considered for Cause for purposes of this Agreement unless there shall have been delivered to the Employee a copy of a resolution duly adopted by affirmative vote of not less than a majority of the entire Board, at a meeting of the Board called and held for that purpose (after reasonable notice to Employee and an opportunity for Employee, together with his counsel or other advisors, to be heard at such meeting), finding that in the good faith opinion of the Board the Employee had engaged in conduct described in clause (i), (iii) or (iv) above and specifying the particulars thereof in detail.

3.3.3 Good Reason. Employee shall have “Good Reason” for termination of his employment if he resigns within sixty (60) days after the occurrence of one of the following events without his consent: (i) any removal of Employee from his position as President of the Company unless the removal occurs solely as a result of a merger into a larger entity (other than Mattel, Inc. or Fisher Price, Inc.) such that Employee retains the same authority for divisional operations that are substantially identical to the Company’s previous operations as an independent entity; (ii) any material diminution of Employee’s role, responsibilities and authority as President of the Company except to the extent that the authority of Employee is reduced solely as a result of a merger into a larger entity (other than Mattel, Inc. or Fisher Price, Inc.) such that Employee retains the same authority for divisional operations that are substantially identical to the Company’s previous operations as an independent entity; (iii) reduction of Employee’s Base Compensation in an amount greater than ten percent (10%) of Employee’s initial Base Compensation under this Agreement, unless the base compensation of other senior level executive officers of the Company is accordingly reduced; (iv) any material reduction in the aggregate level of benefits to which Employee is entitled on the effective date of this Agreement or the taking of any action which would adversely affect Employee’s accrued benefits under any such employee benefit plans, unless a similar reduction is made for all senior level executive officers of the Company; (v) a demand by the Company to Employee that Employee relocate to any place that exceeds a fifty (50) mile radius beyond the primary location of the Company as of the date of this Agreement; or (vi) a material breach by the Company of any of its obligations under this Agreement. In the event that Employee intends to assert that he has grounds for terminating his employment for Good Reason, Employee shall give the Company at least two (2) days’ notice in the case of clause (i) or thirty (30) days’ notice in the case of clauses (ii) through (vi). The Company shall have the opportunity during the applicable notice period to cure the event which Employee asserts constitutes Good Reason (provided that this event is not a reoccurrence of the same or substantially similar event that occurred during the prior six (6) months) and, if the Company does so, then Employee shall not be entitled to terminate his employment for Good Reason.

3.3.4 Change of Control. “Change of Control” “ means the occurrence in a single transaction or in a series of related transactions of any one or more of the following events:

(a) any person (within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended) becomes the owner, directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities other than by virtue of a merger, consolidation or similar transaction;

(b) there is consummated a merger, consolidation or similar transaction involving (directly or indirectly) the Company and, immediately after the consummation of such merger, consolidation or similar transaction, the stockholders of the Company immediately prior thereto do not own, directly or indirectly, outstanding voting securities representing more than fifty percent (50%) of the combined outstanding voting power of the surviving entity in such merger, consolidation or similar transaction or more than fifty percent (50%) of the combined outstanding voting power of the parent of the surviving entity in such merger, consolidation or similar transaction;

(c) the stockholders of the Company approve or the Board approves a plan of complete dissolution or liquidation of the Company; or

(d) there is consummated a sale, lease, license or other disposition of all or substantially all of the consolidated assets of the Company and its subsidiaries, other than a sale, lease, license or other disposition of all or substantially all of the consolidated assets of the Company and its subsidiaries to an entity, more than fifty percent (50%) of the combined voting power of the voting securities of which are owned by stockholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale, lease, license or other disposition.

3.4 Limitation on Payments. If any payment or benefit Employee would receive pursuant to this Agreement (“Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be reduced to the Reduced Amount. The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax or (y) the largest portion, up to and including the total, of the Payment, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in the Executive’s receipt, on an after-tax basis, of the greater amount of the Payment. If a reduction in payments or benefits constituting “parachute payments” is necessary so that the Payment equals the Reduced Amount, reduction shall occur in the following order unless Employee elects in writing a different order (provided, however, that such election shall be subject to Company approval if made on or after the date on which the event that triggers the Payment occurs): reduction of cash payments; cancellation of accelerated vesting of stock options; reduction of employee benefits. In the event that acceleration of vesting of stock option compensation is to be reduced, such acceleration of vesting shall be cancelled in the reverse order of the date of grant of Employee’s stock options unless Employee elects in writing a different order for cancellation

The accounting firm engaged by the Company for general audit purposes as of the day prior to the Separation Date shall perform the foregoing calculations. The Company shall bear all expenses with respect to the determinations by such accounting firm required to be made hereunder.

The accounting firm engaged to make the determinations hereunder shall provide its calculations, together with detailed supporting documentation, to the Company and Employee within fifteen (15) calendar days after the date on which Employee’s right to a Payment is triggered (if requested at that time by the Company or Employee) or such other time as requested by the Company or Employee. If the accounting firm determines that no Excise Tax is payable with respect to a Payment, either before or after the application of the Reduced Amount, it shall furnish the Company and Employee with an opinion reasonably acceptable to Employee that no Excise Tax will be imposed with respect to such Payment. Any good faith determinations of the accounting firm made hereunder shall be final, binding and conclusive upon the Company and Employee.

SECTION 4. CHANGE OF CONTROL

In the event of a Change of Control (as defined in Section 3.3.4 above), Employee shall be entitled to receive the following:

(i) Within First Year. If the Change of Control occurs within one (1) year after the Employment Date, the Option shall accelerate vesting such that a total of 100,000 shares subject to the Option shall be fully exercisable immediately upon the effective date of the Change of Control. The remaining 300,000 unvested shares subject to the Option shall continue to vest pursuant to the terms of the Plan and corresponding stock option grant notice and stock option agreement.

(ii) After First Year. If the Change of Control occurs more than one (1) year after the Employment Date, one-half (1/2) of the shares subject to the Option that have not otherwise vested as of the effective date of the Change of Control shall accelerate vesting and become fully exercisable immediately upon the effective date of the Change of Control. The remaining unvested shares subject to the Option shall continue to vest pursuant to the terms of the Plan and corresponding stock option grant notice and stock option agreement.

SECTION 5. BUSINESS EXPENSES

The Company shall pay for or reimburse Employee for all reasonable business expenses incurred by Employee in the performance of Employee’s duties hereunder, upon submission to the Company, in accordance with Company policy, a written accounting of such expenses, which accounting shall include an itemized list of all expenses incurred, the business purposes for which such expenses were incurred, and such receipts as Employee reasonably has been able to obtain.

SECTION 6. PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT.

Employee shall execute and abide by the Company’s Proprietary Information and Inventions Agreement attached hereto as Exhibit A (“Proprietary Information Agreement”). Employee acknowledges that his obligations under the Proprietary Information Agreement shall survive the termination of his employment with the Company.

SECTION 7. COMPANY POLICIES.

Employee agrees that at all times during Employee’s employment hereunder, Employee shall comply with the Company’s employee policies and procedures established by the Company from time to time. Employee further agrees that he shall acknowledge in writing that he has read and will abide by the Company’s Employee Handbook.

SECTION 8. OTHER ACTIVITIES.

8.1 Non-competition. During the period of Employee’s employment by the Company, Employee will not, directly or indirectly, either by himself or by assisting others, compete with the Company or prepare to compete with the Company.

8.2 Non-solicitation. During the period of Employee’s employment by the Company, and for three (3) years after the Separation Date, Employee will not, either directly or indirectly, solicit, induce, or encourage or attempt to solicit, induce, or encourage any employee, consultant or independent contractor of the Company to terminate his or her relationship with the Company to become an employee, consultant or independent contractor to or for any other person or entity.

8.3 Cooperation. Employee agrees that during his employment with the Company and for a period of three (3) years following the Separation Date, Employee shall, upon Company’s reasonable request and in good faith and with Employee’s best efforts, subject to Employee’s reasonable availability, cooperate with, and voluntarily (without subpoena or other legal compulsion) provide complete and accurate information to the Company in any dispute, controversy, or litigation in which Company may be involved and with respect to which Employee obtained knowledge while employed by the Company or any of its affiliates, successors, or assigns, including, but not limited to, making himself available to provide testimony in legal proceedings, providing factual information to Company attorneys, or signing truthful affidavits. Any such activities shall be scheduled, to the extent reasonably possible, to accommodate Employee’s business and personal obligations. The Company shall promptly pay Employee’s reasonable travel and incidental out-of-pocket expenses incurred in connection with any such cooperation.

8.4 Remedies. Employee agrees that the Company would be irreparably harmed in the event that Sections 8.1 or 8.2 of the Agreement are violated and, therefore, in the event of any actual or threatened violation of either of these Sections, the Company will be entitled in addition to any other remedies to which it may be entitled, at law or in equity, to a temporary restraining order and preliminary and permanent injunctive relief and to specifically enforce the terms and provisions hereof without the necessity of posting bond or proving damages.

SECTION 9. REPRESENTATIONS BY EMPLOYEE AND AGREEMENT TO ABIDE BY OBLIGATIONS TO THIRD PARTIES.

Employee represents and warrants, to the best of his knowledge, that Employee is free to enter into and perform each of the terms and conditions of this Agreement; and, to the best of his knowledge, that Employee’s execution and/or performance of all Employee’s obligations under this Agreement does not and will not violate or breach any other agreement between Employee and any other person or entity, including (without limitation) the Employee Secrecy and Invention Agreement between Employee and Fisher Price (the “Fisher Price Agreement”). Employee acknowledges that but for this representation and warranty, the Company would not agree to enter into this Agreement. Employee agrees that he will not undertake any activities or actions that, in his sole discretion, may violate or potentially violate any agreement between Employee and any third party, including (without limitation) the Fisher Price Agreement, and the Company agrees that it will not require Employee to undertake any such activities.

SECTION 10. ASSIGNABILITY.

This Agreement is binding upon and inures to the benefit of the parties and their respective heirs, executors, administrators, personal representatives, successors and assigns. The Company may assign its rights or delegate its duties under this Agreement at any time and from time to time. However, the parties acknowledge that the availability of Employee to perform services and the covenants provided by Employee hereunder are personal to Employee and have been a material consideration for the Company to enter into this Agreement. Accordingly, Employee may not assign any of Employee’s rights or delegate any of Employee’s duties under this Agreement, either voluntarily or by operation of law, without the prior written consent of the Company, which may be given or withheld by the Company in its sole and absolute discretion.

SECTION 11. NOTICES.

Notices under this Agreement shall be sufficient only if mailed by certified or registered United States mail, return receipt requested; delivered by express mail (e.g., Federal Express); or personally delivered, to the parties at their addresses set forth on the signature page hereof or as amended by notice pursuant to this subsection. Notice by mail shall be deemed received two (2) days after the date of mailing.

SECTION 12. ARBITRATION.

To ensure the timely and economical resolution of disputes that arise in connection with Employee’s employment with the Company, Employee and the Company agree that any and all disputes, claims, or causes of action arising from or relating to the enforcement, breach, performance, negotiation, execution, or interpretation of this Agreement, Employee’s employment, or the termination of Employee’s employment, shall be resolved to the fullest extent permitted by law by final, binding and confidential arbitration, by a single arbitrator, in San Francisco, California, conducted by Judicial Arbitration and Mediation Services, Inc. (“JAMS”) under the then applicable JAMS employment rules. By agreeing to this arbitration procedure, both Employee and the Company waive the right to resolve any such dispute through a trial by jury or judge or administrative proceeding. The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (b) issue a written arbitration decision, to include the arbitrator’s essential findings and conclusions and a statement of the award. The arbitrator shall be authorized to award any or all remedies that Employee or the Company would be entitled to seek in a court of law. The Company shall pay all JAMS’ arbitration fees in excess of the amount of court fees that would be required if the dispute were decided in a court of law. Nothing in this Agreement is intended to prevent either Employee or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. Notwithstanding the foregoing, Executive and the Company shall each have the right to resolve any issue or dispute involving Company trade secrets or proprietary information or the Company’s or Employee’s intellectual property rights by court action instead of arbitration.

SECTION 13. MISCELLANEOUS.

13.1 Entire Agreement. This Agreement contains the full, complete, and exclusive embodiment of the entire agreement of the parties with regard to the subject matter hereof and supersedes all prior communications, representations, or agreements, oral or written, and all negotiations, conversations or discussions between or among the parties relating to this Agreement and all past course of dealing or industry custom. Employee has not entered into this Agreement or employment relationship in reliance on any representations, written or oral, other than those contained herein.

13.2 Amendment. This Agreement may not be amended except by an instrument in writing duly executed by the parties hereto.

13.3 Applicable Law; Choice of Forum. This Agreement has been made and executed under, and will be construed and interpreted in accordance with, the laws of the State of California.

13.4 Attorneys’ Fees. In any action or proceeding to enforce or interpret this Agreement, or arising out of this Agreement, the prevailing party or parties are entitled to recover a reasonable allowance for fees and disbursements of counsel and costs of arbitration or suit, to be determined by the arbitrator or the court in which the action or proceeding is brought.

13.5 Provisions Severable. Every provision of this Agreement is intended to be severable from every other provision of this Agreement. If any provision of this Agreement is held to be invalid, illegal or unenforceable, in whole or in part, such invalidity, illegality or unenforceability shall not affect the other provisions of this Agreement; and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein except to the extent that such provision may be construed and modified so as to render it valid, lawful, and enforceable in a manner consistent with the intent of the parties to the extent compatible with the applicable law as it shall then appear.

13.6 Non-Waiver of Rights and Breaches. Any waiver by a party of any breach of any provision of this Agreement will not be deemed to be a waiver of any subsequent breach of that provision, or of any breach of any other provision of this Agreement. No failure or delay in exercising any right, power, or privilege granted to a party under any provision of this Agreement will be deemed a waiver of that or any other right, power or privilege. No single or partial exercise of any right, power or privilege granted to a party under any provision of this Agreement will preclude any other or further exercise of that or any other right, power or privilege.

13.7 Gender and Number. Concerning the words used in this Agreement, the singular form shall include the plural form, the masculine gender shall include the feminine or neuter gender, and vice versa, as the context requires, and the word “person” shall include any natural person, partnership, corporation, association, trust, estate or other legal entity.

13.8 Headings. The headings of the Sections and Paragraphs of this Agreement are inserted for ease of reference only, and will have no effect in the construction or interpretation of this Agreement.

13.9 Counterparts. This Agreement and any amendment or supplement to this Agreement may be executed in two or more counterparts, each of which will constitute an original but all of which will together constitute a single instrument. Transmission by facsimile of an executed counterpart signature page hereof by a party hereto shall constitute due execution and delivery of this Agreement by such party.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

LEAPFROG ENTERPRISES, INC.:		JEROME PEREZ:

By:	/s/ Michael C. Wood	/s/ Jerome Perez
Name:	Michael C. Wood	Address:

Title:	President and CEO
Address:

6401 Hollis Street, Suite 150
Emeryville, CA 94608

EXHIBIT A

EMPLOYEE PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT

In consideration of my employment or continued employment by LEAPFROG ENTERPRISES, INC. (the “Company”), and the compensation now and hereafter paid to me, I hereby agree as follows:

1. NONDISCLOSURE.

1.1 Recognition of Company’s Rights; Nondisclosure. At all times during my employment and thereafter, I will hold in strictest confidence and will not disclose, use, lecture upon or publish any of the Company’s Proprietary Information (defined below), except as such disclosure, use or publication may be required in connection with my work for the Company, or unless an officer of the Company expressly authorizes such in writing. I will obtain Company’s written approval before publishing or submitting for publication any material (written, verbal, or otherwise) that relates to my work at Company and/or incorporates any Proprietary Information. I hereby assign to the Company any rights I may have or acquire in such Proprietary Information and recognize that all Proprietary Information shall be the sole property of the Company and its assigns.

1.2 Proprietary Information. The term “Proprietary Information” shall mean any and all confidential and/or proprietary knowledge, data or information of the Company. By way of illustration but not limitation, “Proprietary Information” includes (a) trade secrets, inventions, mask works, ideas, processes, formulas, source and object codes, data, programs, other works of authorship, know-how, improvements, discoveries, developments, designs and techniques (hereinafter collectively referred to as “Inventions”); and (b) information regarding plans for research, development, new products, training, marketing and selling, business plans, budgets and unpublished financial statements, licenses, prices and costs, suppliers and customers; and (c) information regarding the skills and compensation of other employees of the Company.

1.3 Third Party Information. I understand, in addition, that the Company has received and in the future will receive from third parties confidential or proprietary information (“Third Party Information”) subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. During the term of my employment and thereafter, I will hold Third Party Information in the strictest confidence and will not disclose to anyone (other than Company personnel who need to know such information in connection with their work for the Company) or use, except in connection with my work for the Company, Third Party Information unless expressly authorized by an officer of the Company in writing.

1.4 No Improper Use of Information of Prior Employers and Others. During my employment by the Company I will not improperly use or disclose any confidential information or trade secrets, if any, of any former employer or any other third party to whom I have an obligation of confidentiality, and I will not bring onto the premises of the Company any unpublished documents or any property belonging to any former employer or any other third party to whom I have an obligation of confidentiality unless consented to in writing by that former employer or person. I will use in the performance of my duties only information which is generally known and used by persons with training and experience comparable to my own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company.

2. ASSIGNMENT OF INVENTIONS.

2.1 Proprietary Rights. The term “Proprietary Rights” shall mean all trade secret, patent, copyright, mask work and other intellectual property rights throughout the world.

2.2 Prior Inventions. Inventions, if any, patented or unpatented, which I made prior to the commencement of my employment with the Company are excluded from the scope of this Agreement. To preclude any possible uncertainty, I have set forth on Exhibit B (Previous Inventions) attached hereto a complete list of all Inventions that I have, alone or jointly with others, conceived, developed or reduced to practice or caused to be conceived, developed or reduced to practice prior to the commencement of my employment with the Company, that I consider to be my property or the property of third parties and that I wish to have excluded from the scope of this Agreement (collectively referred to as “Prior Inventions”). If disclosure of any such Prior Invention would cause me to violate any prior confidentiality agreement, I understand that I am not to list such Prior Inventions in Exhibit B but am only to disclose a cursory name for each such invention, a listing of the party(ies) to whom it belongs and the fact that full disclosure as to such

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inventions has not been made for that reason. A space is provided on Exhibit B for such purpose. If no such disclosure is attached, I represent that there are no Prior Inventions. If, in the course of my employment with the Company, I incorporate a Prior Invention into a Company product, process or machine, the Company is hereby granted and shall have a nonexclusive, royalty-free, irrevocable, perpetual, worldwide license (with rights to sublicense through multiple tiers of sublicensees) to make, have made, modify, use and sell such Prior Invention. Notwithstanding the foregoing, I agree that I will not incorporate, or permit to be incorporated, Prior Inventions in any Company Inventions without the Company’s prior written consent.

2.3 Assignment of Inventions. Subject to Sections 2.4, and 2.6, I hereby assign and agree to assign in the future (when any such Inventions or Proprietary Rights are first reduced to practice or first fixed in a tangible medium, as applicable) to the Company all my right, title and interest in and to any and all Inventions (and all Proprietary Rights with respect thereto) whether or not patentable or registrable under copyright or similar statutes, made or conceived or reduced to practice or learned by me, either alone or jointly with others, during the period of my employment with the Company. Inventions assigned to the Company, or to a third party as directed by the Company pursuant to this Section 2, are hereinafter referred to as “Company Inventions.”

2.4 Nonassignable Inventions. This Agreement does not apply to an Invention which qualifies fully as a nonassignable Invention under Section 2870 of the California Labor Code (hereinafter “Section 2870”). I have reviewed the notification on Exhibit A (Limited Exclusion Notification) and agree that my signature acknowledges receipt of the notification.

2.5 Obligation to Keep Company Informed. During the period of my employment and for six (6) months after termination of my employment with the Company, I will promptly disclose to the Company fully and in writing all Inventions authored, conceived or reduced to practice by me, either alone or jointly with others. In addition, I will promptly disclose to the Company all patent applications filed by me or on my behalf within a year after termination of employment. At the time of each such disclosure, I will advise the Company in writing of any Inventions that I believe fully qualify for protection under Section 2870; and I will at that time provide to the Company in writing all evidence necessary to substantiate that belief. The Company will keep in confidence and will not use for any purpose or disclose to third parties without my consent any confidential information disclosed in writing to the Company pursuant to this Agreement relating to Inventions that qualify fully for protection under the provisions of Section 2870. I will preserve the confidentiality of any Invention that does not fully qualify for protection under Section 2870.

2.6 Government or Third Party. I also agree to assign all my right, title and interest in and to any particular Company Invention to a third party, including without limitation the United States, as directed by the Company.

2.7 Works for Hire. I acknowledge that all original works of authorship which are made by me (solely or jointly with others) within the scope of my employment and which are protectable by copyright are “works made for hire,” pursuant to United States Copyright Act (17 U.S.C., Section 101).

2.8 Enforcement of Proprietary Rights. I will assist the Company in every proper way to obtain, and from time to time enforce, United States and foreign Proprietary Rights relating to Company Inventions in any and all countries. To that end I will execute, verify and deliver such documents and perform such other acts (including appearances as a witness) as the Company may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining and enforcing such Proprietary Rights and the assignment thereof. In addition, I will execute, verify and deliver assignments of such Proprietary Rights to the Company or its designee. My obligation to assist the Company with respect to Proprietary Rights relating to such Company Inventions in any and all countries shall continue beyond the termination of my employment, but the Company shall compensate me at a reasonable rate after my termination for the time actually spent by me at the Company’s request on such assistance.

In the event the Company is unable for any reason, after reasonable effort, to secure my signature on any document needed in connection with the actions specified in the preceding paragraph, I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney in fact, which appointment is coupled with an interest, to act for and in my behalf to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of the preceding paragraph with the same legal force and effect as if executed by me. I hereby waive and quitclaim to the Company any and all claims, of any nature whatsoever, which I now or may hereafter have for infringement of any Proprietary Rights assigned hereunder to the Company.

2.

3. RECORDS. I agree to keep and maintain adequate and current records (in the form of notes, sketches, drawings and in any other form that may be required by the Company) of all Proprietary Information developed by me and all Inventions made by me during the period of my employment at the Company, which records shall be available to and remain the sole property of the Company at all times.

4. ADDITIONAL ACTIVITIES. I agree that during the period of my employment by the Company I will not, without the Company’s express written consent, engage in any employment or business activity which is competitive with, or would otherwise conflict with, my employment by the Company. I agree further that for the period of my employment by the Company and for one (l) year after the date of termination of my employment by the Company I will not, either directly or through others, solicit or attempt to solicit any employee, independent contractor or consultant of the company to terminate his or her relationship with the Company in order to become an employee, consultant or independent contractor to or for any other person or entity. I agree further that for the period of my employment with the Company and for one (1) year after the date of termination of my employment with the Company I will not in any manner discourage any client or customer of the Company from continuing its business relationship with the Company.

5. NO CONFLICTING OBLIGATION. I represent that my performance of all the terms of this Agreement and as an employee of the Company does not and will not breach any agreement to keep in confidence information acquired by me in confidence or in trust prior to my employment by the Company. I have not entered into, and I agree I will not enter into, any agreement either written or oral in conflict herewith.

6. RETURN OF COMPANY DOCUMENTS. When I leave the employ of the Company, I will deliver to the Company any and all drawings, notes, memoranda, specifications, devices, formulas, and documents, together with all copies thereof, and any other material containing or disclosing any Company Inventions, Third Party Information or Proprietary Information of the Company. I further agree that any property situated on the Company’s premises and owned by the Company, including disks and other storage media, filing cabinets or other work areas, is subject to inspection by Company personnel at any time with or without notice.

7. LEGAL AND EQUITABLE REMEDIES. Because my services are personal and unique and because I may have access to and become acquainted with the Proprietary Information of the Company, the Company shall have the right to enforce this Agreement and any of its provisions by injunction, specific performance or other equitable relief, without bond and without prejudice to any other rights and remedies that the Company may have for a breach of this Agreement.

8. NOTICES. Any notices required or permitted hereunder shall be given to the appropriate party at the address specified below or at such other address as the party shall specify in writing. Such notice shall be deemed given upon personal delivery, or express mail (e.g., Federal Express) delivery, to the appropriate address or if sent by certified or registered mail, three (3) days after the date of mailing.

9. NOTIFICATION OF NEW EMPLOYER. In the event that I leave the employ of the Company, I hereby consent to the notification of my new employer of my rights and obligations under this Agreement.

10. GENERAL PROVISIONS.

10.1 Governing Law; Consent to Personal Jurisdiction. This Agreement will be governed by and construed according to the laws of the State of California, as such laws are applied to agreements entered into and to be performed entirely within California between California residents. I hereby expressly consent to the personal jurisdiction of the state and federal courts located in Alameda County, California for any lawsuit filed there against me by Company arising from or related to this Agreement.

10.2 Severability. In case any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect the other provisions of this Agreement; this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein; and such provision shall be construed and modified so as to render it valid, lawful, and enforceable in a manner consistent with the intent of the parties to the extent compatible with the applicable law as it shall then appear.

10.3 Successors and Assigns. This Agreement will be binding upon my heirs, executors, administrators and other legal representatives and will be for the benefit of the Company, its successors, and its assigns.

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10.4 Survival. The provisions of this Agreement shall survive the termination of my employment and the assignment of this Agreement by the Company to any successor in interest or other assignee.

10.5 Employment. I agree and understand that nothing in this Agreement shall confer any right with respect to continuation of employment by the Company, nor shall it interfere in any way with my right or the Company’s right to terminate my employment at any time, with or without cause or advance notice, which rights are hereby expressly reserved.

10.6 Waiver. No waiver by the Company of any breach of this Agreement shall be a waiver of any preceding or succeeding breach. No waiver by the Company of any right under this Agreement shall be construed as a waiver of any other right. The Company shall not be required to give notice to enforce strict adherence to all terms of this Agreement.

10.7 Entire Agreement. The obligations pursuant to Sections 1 and 2 (except Section 2.7) of this Agreement shall apply to any time during which I was previously engaged, or am in the future engaged, by the Company as a consultant if no other agreement governs nondisclosure and assignment of inventions during such period. This Agreement is the final, complete and exclusive agreement of the parties with respect to the subject matter hereof and supersedes and merges all prior discussions between us. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing and signed by the party to be charged. Any subsequent change or changes in my duties, salary or compensation will not affect the validity or scope of this Agreement.

This Agreement shall be effective as of the first day of my employment with the Company.

I HAVE READ THIS AGREEMENT CAREFULLY, UNDERSTAND ITS TERMS, AND AGREE THERETO. I HAVE COMPLETELY FILLED OUT EXHIBIT B TO THIS AGREEMENT.

Dated:

(Signature)

(Printed Name)

ACCEPTED AND AGREED TO:

LEAPFROG ENTERPRISES, INC.

By:
Title:

(Address)

Dated:

4.

EXHIBIT A

LIMITED EXCLUSION NOTIFICATION

THIS IS TO NOTIFY you in accordance with Section 2872 of the California Labor Code that the foregoing Agreement between you and the Company does not require you to assign or offer to assign to the Company any invention that you developed entirely on your own time without using the Company’s equipment, supplies, facilities or trade secret information except for those inventions that either:

1. Relate at the time of conception or reduction to practice of the invention to the Company’s business, or actual or demonstrably anticipated research or development of the Company; or

2. Result from any work performed by you for the Company.

To the extent a provision in the foregoing Agreement purports to require you to assign an invention otherwise excluded from the preceding paragraph, the provision is against the public policy of this state and is unenforceable.

This limited exclusion does not apply to any patent or invention covered by a contract between the Company and the United States or any of its agencies requiring full title to such patent or invention to be in the United States.

I ACKNOWLEDGE RECEIPT of a copy of this notification.

By:
(PRINTED NAME OF EMPLOYEE)

Date:

WITNESSED BY:

(PRINTED NAME OF REPRESENTATIVE)

A-1.

EXHIBIT B

TO: LEAPFROG ENTERPRISES, INC.

FROM:
DATE:

SUBJECT: Previous Inventions

1. Except as listed in Section 2 below, the following is a complete list of all inventions or improvements relevant to the subject matter of my employment by LeapFrog Enterprises, Inc. (the “Company”) that have been made or conceived or first reduced to practice by me alone or jointly with others prior to my engagement by the Company:

☐ No inventions or improvements.

☐ See below:

☐	Additional sheets attached.

2. Due to a prior confidentiality agreement, I cannot complete the disclosure under Section 1 above with respect to inventions or improvements generally listed below, the proprietary rights and duty of confidentiality with respect to which I owe to the following party(ies):

	Invention or Improvement	Party(ies)	Relationship
1.
2.
3.

☐	Additional sheets attached.

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